Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

FIRST STERLING BANKS, INC.

1.

The name of the Corporation is: “Main Street Banks, Inc.”

2.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

3.

The object of the Corporation is pecuniary gain and profit, and the Corporation is formed for the purpose of becoming and operating as a bank holding company and engaging in such related and permissible activities in connection therewith as the Board of Directors may from time to time specify by resolution.

4.

The Corporation shall have authority to issue Fifty Million (50,000,000) shares of common stock (the “Common Stock”).

5.

The initial registered office of the Corporation shall be at 1200 Barrett Parkway, Kennesaw, Georgia 30144 (Cobb County). The initial registered agent of the Corporation at such address shall be Edward C. Milligan.

6.

The mailing address of the initial principal office of the Corporation is 1200 Barrett Parkway, Kennesaw, Georgia 30144.

7.

(a) The Board of Directors shall be divided into three (3) classes, Class I, Class II and Class III which shall be as nearly equal in number as possible. Following the merger of Main Street Banks Incorporated into the Corporation, each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each Class of directors, the directors of each Class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. A director shall be elected by a majority of the votes entitled to be cast in the election at a meeting at which a quorum is present.

(b) Unless two-thirds (2/3rds) of the directors then in office shall approve the proposed change, this Article 7 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3rds) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

8.

(a) Except as provided in paragraph (b) of this Article 8, the Board of Directors shall have the right to adopt, amend or repeal the bylaws of the Corporation by the affirmative vote of a majority of all directors then in office, and the shareholders shall have such right by the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b) Notwithstanding paragraph (a) of this Article 8, any amendment of the bylaws of the Corporation changing the number of directors shall require the affirmative vote of two-thirds (2/3rds) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

9.

(a) At any shareholders’ meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed without cause only by the affirmative vote of the holders of at least two-thirds (2/3rds) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b) At any shareholders’ meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed with cause by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors; and the Board of Directors may remove a director for cause by the affirmative vote of a majority of all the directors then in office.

(c) For purposes of this Article 9, a director of the Corporation may be removed for cause if: (i) the director has been convicted of a felony; (ii) any bank regulatory authority having jurisdiction over the Corporation requests or demands the removal; (iii) he is adjudicated an incompetent by a court; (iv) at least two-thirds (2/3rds) of the directors of the Corporation then in office, excluding the director to be removed, determine that the director’s conduct has been inimical to the best interest of the Corporation; or (v) he was an employee or duly elected officer of the Corporation or any of its subsidiaries and was discharged or resigned at the request of the Board of Directors of the Corporation or any of its subsidiaries for reasons relating to the performance of his duties as an employee or officer of the Corporation or any of its subsidiaries.

(d) Unless two-thirds (2/3rds) of the directors then in office shall approve the proposed change, this Article 9 may be amended or rescinded only by the affirmative vote of the holder of at least two-thirds (2/3rds) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

10.

(a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

(i)	any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(ii)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributions of corporate assets to shareholders; or

(iv)	any transaction from which the director derived an improper material tangible personal benefit.

(b) Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(c) Unless two-thirds (2/3rds) of the directors then in office shall approve the proposed change, this Article 10 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3rds) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

11.

Any action required by law or by the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation, and any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days after taking such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

12.

(a) Except as set forth in subparagraph (b) of this Article, the affirmative vote of the holders of at least two-thirds (2/3rds) of the issued and outstanding shares of the Corporation entitled to vote thereon shall be required to approve:

(i)	any merger or share exchange of the Corporation with or into any other corporation; or

(ii)	any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity.

(b) The provisions of this Article shall not apply to any merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation if more than two-thirds (2/3rds) of the directors of the Corporation then in office have approved any such transaction.

(c) Unless two-thirds (2/3rds) of the directors then in office shall approve the proposed change, this Article 12 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3rds) of the issued and outstanding shares of the Corporation entitled to vote thereon at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

13.

(a) The Board of Directors, when evaluating any offer of another party (i) to make a tender offer or exchange offer for any equity security of the Corporation, (ii) to merge or consolidate any other corporation with the Corporation, or (iii) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (A) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (B) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ then-estimate of the future value of the Corporation as an independent entity.

(b) Unless two-thirds (2/3rds) of the directors then in office shall approve the proposed change, this Article 13 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3rds) of the issued and outstanding shares of the Corporation entitled to vote therein, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

14.

Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.

15.

The name and address of the incorporator of the Corporation is:

Edward C. Mi1ligan
1200 Barrett Parkway
Kennesaw, Georgia 30144

IN WITNESS WHEREOF, the undersigned has caused these Articles of Incorporation to be executed to be effective as of 12:00 a.m. on January 1, 2001.

/s/ Edward C. Milligan
Edward C. Milligan
President and Chief Executive Officer

MILLER & MARTIN LLP
1275 Peachtree Street, N.E.
Suite 700
Atlanta, Georgia 30309
404/962-6100